EXHIBIT 99.2
                                                                    ------------


SUN-TIMES NEWS GROUP

    The following table summarizes certain expected results of operations for 2005, subject to final adjustments, compared to actual results of operations for 2004 for the Sun-Times News Group segment of Hollinger International Inc.

                                                                            UNAUDITED
                                                          THREE MONTHS ENDED             YEAR ENDED
                                                             DECEMBER 31,               DECEMBER 31,
                                                      -------------------------  ------------------------
                                                          2005          2004         2005         2004
                                                      -----------   -----------  -----------  -----------
                                                                         (IN THOUSANDS)
Operating revenue:
  Advertising.........................................$    92,245   $    92,426  $   357,758  $   362,355
  Circulation.........................................     21,805        23,028       88,149       90,024
  Job printing and other..............................      3,086         3,230       11,920       12,060
                                                      -----------   -----------  -----------  -----------
Total operating revenue...............................$   117,136   $   118,684  $   457,827  $   464,439
                                                      -----------   -----------  -----------  -----------
Operating costs and expenses:
  Newsprint...........................................     18,498        16,771       69,243       67,823
  Compensation........................................     45,546        44,383      179,106      174,009
  Other operating costs...............................     34,803        (9,020)     131,618       95,662
  Depreciation........................................      4,576         4,861       18,180       18,673
  Amortization........................................      3,137         3,056       12,057       11,852
                                                      -----------   -----------  -----------  -----------
Total operating costs and expenses....................    106,560        60,051      410,204      368,019
                                                      -----------   -----------  -----------  -----------
Operating income......................................$    10,576   $    58,633  $    47,623  $    96,420
                                                      ===========   ===========  ===========  ===========

    The following are expected variances for the fourth quarter, subject to final adjustments:

    Operating revenue for the Sun-Times News Group decreased approximately $1.5 million for the three months ended December 31, 2005 versus 2004. Advertising revenue decreased $.2 million, circulation revenue decreased $1.2 million while job printing and other revenue decreased $.1 million. The decrease in circulation revenue in the fourth quarter resulted from lower circulation and heavier discounting.

    Newsprint expense for the fourth quarter of 2005 increased approximately $1.7 million versus the same period in 2004. For the fourth quarter, newsprint prices were 17% higher and consumption 6 % lower than 2004. At average 2004 prices, which at $537/tonne approximated the average price for the last 20 years, newsprint costs for the full year would have been approximately $7.5 million lower in 2005.

    Compensation costs in 2005 for the fourth quarter increased approximately $1.2 million versus the same period in 2004 largely due to an increase in self-insured workers compensation reserves of $1.0 million.

    Other operating costs for the fourth quarter of 2005 increased approximately $44.5 million versus the same period in 2004. The fourth quarter of 2004 included gains on the sale of assets of approximately $44.2 million, D&O insurance costs no longer allocated to the segment of approximately $1.1 million and the write-down of intangible assets of approximately $1.8 million. The remaining increase in other operating costs versus 2004 of approximately $2.5 million reflects higher bad debt expense of $1.5 million and smaller increases in advertising and distribution expenses.